 Exhibit 99.1

NEWS RELEASE

JUNE 1, 2018

LCNB Corp.

2 North Broadway

Lebanon, Ohio 45036

LCNB Corp. Contact:

Steve P. Foster, CEO & President or Robert C. Haines II, Executive VP & CFO at 800-344-BANK

For Release:  Immediately

LCNB CORP. ACQUIRES COLUMBUS FIRST BANCORP, INC.

LEBANON, Ohio (BUSINESS WIRE) LCNB Corp. (“LCNB”) (Nasdaq-Capital Market: LCNB), the holding company for LCNB National Bank, announced that effective May 31, 2018 it had completed the acquisition of Columbus First Bancorp, Inc. (“Columbus First”), the holding company for Columbus First Bank.  As of the same date, Columbus First Bank merged into LCNB National Bank.  Columbus First Bank’s sole office in Worthington will operate as a branch of LCNB National Bank. As of March 31, 2018, LCNB had $1.3 billion in assets, while Columbus First had $324 million in assets.

As part of the merger, John Smiley, the former President and Chief Lending Officer of Columbus First and Columbus First Bank, has joined LCNB as Executive Vice President and Columbus Market President.  In addition, Rhett Huddle, former Chairman and Chief Executive Officer of Columbus First and Columbus First Bank has been named a director of both LCNB and LCNB National Bank.  An additional director from Columbus First will be added to the LCNB and LCNB National Bank boards at a later date.

About LCNB Corp.:

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Through its subsidiary, LCNB National Bank (the “Bank”), LCNB is engaged in the commercial banking business.  The Bank was founded in 1877.  The Bank operates 34 full-service bank branches and 38 ATMs in 10 Ohio counties, offering a complete line of banking and trust services.  The Bank also operates a loan production office in Columbus, Ohio.  LCNB’s common shares are traded on the NASDAQ Capital Market exchange under the symbol “LCNB.”  Additional information on LCNB may be found on its website: www.lcnb.com.